Exhibit 5.1

Divakar Gupta

+1 212 479 6474

dgupta@cooley.com

March 23, 2023

Vor Biopharma Inc.

100 Cambridgepark Drive, Suite 101

Cambridge, MA 02140

Ladies and Gentlemen:

We have represented Vor Biopharma Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to 3,667,978 shares (the “Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), consisting of (i) 2,643,183 shares of Common Stock issuable pursuant to the Company’s 2021 Equity Incentive Plan (the “2021 Plan”), (ii) 660,795 shares of Common Stock issuable pursuant to the Company’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) and (iii) 364,000 shares of Common Stock issuable under an inducement stock option award granted by the Company, pursuant to the terms of a stock option grant notice and stock option agreement (together with the 2021 Plan and the 2021 ESPP, the “Plans”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) the Plans and (d) records, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or state antifraud law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectuses, will be validly issued, fully paid and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Our opinion is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. Our opinion is based on these laws as in effect on the date hereof, and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein.

Cooley LLP    55 Hudson Yards New York, New York 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com

Vor Biopharma Inc.

March 23, 2023

Page Two

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Sincerely,

Cooley LLP

By:	/s/ Divakar Gupta
Divakar Gupta

Cooley LLP    55 Hudson Yards New York, New York 10001-2157

t: (212) 479-6000 f: (212) 479-6275 cooley.com